Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated January 20, 2023, and included in this Pre-Effective Amendment No. 5 to the Registration Statement (Form N-1A, File No. 333-266913) of Morgan Stanley ETF Trust (the “Registration Statement”).

We also consent to the use of our report dated January 17, 2023, with respect to the financial statement of Calvert US Large Cap-Core Responsible Index ETF (one of the portfolios comprising Morgan Stanley ETF Trust) as of January 12, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 20, 2023